Exhibit 99.1

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News Release

International Paper Makes Leadership Announcement

CEO Andy Silvernail elected Chairman of the Board of Directors

Mark Sutton to retire from the Board of Directors September 30, 2024

MEMPHIS, Tenn. – September 10, 2024 – International Paper (NYSE: IP) today announced that its board of directors elected Andy Silvernail as Chairman of the International Paper Board of Directors in addition to his role as Chief Executive Officer (CEO), effective October 1, 2024. Mark Sutton, who continued to serve in the role of Chairman of the Board since stepping aside as CEO in May, will retire from the Board on September 30, 2024.

International Paper Lead Director Chris Connor said, “On behalf of the Board of Directors, I’d like to thank Mark for his many years of service to IP and for his leadership as Chairman and CEO. During his tenure, he strengthened the company’s balance sheet and focused the portfolio. He leaves behind a strong legacy, and we wish him and his family all the best.”

“Additionally,” Connor added, “we are pleased that Andy is taking on the role of Chairman of the Board. In just four months with IP, he is off to a terrific start and has the team aligned on implementing our strategy. Andy has a clear plan for unlocking the company’s potential to drive results and achieve excellence for our employees, customers and shareholders. “

Silvernail joined International Paper as CEO in May 2024. He has two decades of experience leading global companies in the manufacturing and technology sectors. He previously worked at KKR & Co., Inc., a global investment firm, where he served as an executive advisor. Silvernail held the role of Chairman and CEO of Madison Industries, one of the world’s largest privately held companies. Prior to that, Silvernail served as Chairman and CEO of IDEX Corporation from 2011 to 2020. Employee engagement reached best-in-class performance and total shareholder return grew by more than 500% during his tenure at IDEX. Silvernail previously held executive positions at Rexnord Industries, Newell Rubbermaid and Danaher Corporation. He currently serves on the Board of Directors of Stryker Corporation.

For more information, please visit: https://www.internationalpaper.com/leader

About International Paper International Paper (NYSE: IP) is a global producer of sustainable packaging, pulp and other fiber-based products, and one of the world’s largest recyclers. Headquartered in Memphis, Tenn., we employ approximately 39,000 colleagues globally who are committed to creating what’s next. We serve customers worldwide, with manufacturing operations in North America, Europe, Latin America and Africa. Net sales for 2023 were $18.9 billion. Additional information can be found by visiting internationalpaper.com.

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Media Contact:

Amy Simpson

901-419-4964

newsroom@ipaper.com